UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2025

BridgeBio Pharma, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38959	84-1850815
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3160 Porter Dr., Suite 250
Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 391-9740

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BBIO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

Royalty Interest Purchase and Sale Agreement

On June 27, 2025 (the “Closing Date”), BridgeBio Pharma, Inc. (the “Company”) and its subsidiary Eidos Therapeutics, Inc. (“Eidos”) entered into a Royalty Interest Purchase and Sale Agreement (the “Purchase Agreement”) with Acoramidis Royalty SPV, LP (“ARS”), as a purchaser and the purchaser representative (in such capacity, the “Purchaser Representative”), and LSI Financing Fund, LP, as a purchaser (together with ARS as a purchaser, the “Purchasers”).

Pursuant to the Purchase Agreement, Eidos sold to the Purchasers certain of Eidos’ right to receive certain royalty payments (“Purchased Royalty Payment”) on net sales of certain products containing acoramidis (the “Licensed Products”) made in the European Union and all member and extension states of the European Patent Organization (the “Licensed Territory”) under (i) an exclusive license agreement, dated as of March 1, 2024, by and among Bayer Consumer Care AG (“Bayer”), Eidos and the other subsidiaries of the Company party thereto, as amended from time to time (the “Bayer License Agreement”) and (ii) an amended and restated license agreement, effective as of June 30, 2023, by and between Eidos and one of the other Company’s subsidiaries, BridgeBio International GmbH. In consideration for the sale of the Purchased Royalty Payment, the Purchasers agreed to pay Eidos $300 million in cash (“Purchase Price”), which was funded in full on the Closing Date. The Purchasers’ rights to Purchased Royalty Payment are subject to (a) an annual cap equal to 60% of all royalty payments paid by Bayer to Eidos and its affiliates under the Bayer License Agreement on the first $500,000,000 of annual net sales of Licensed Products in the Licensed Territory under the Bayer License Agreement and (b) an initial hard cap equal to 145% of the Purchase Price.

In addition, the Company and Eidos granted the Purchaser Representative, for the benefit of the Purchasers, a security interest in specific assets related to the Purchased Royalty Payment. The Purchase Agreement also contains certain representations and warranties, indemnification obligations, events of default and other provisions that are customary for transactions of this nature.

Upon the occurrence of a change of control of the Company, the successor entity has an option to either (a) assume the obligations of the Company and/or Eidos under the Purchase Agreement or (b) pay the Purchasers the Adjusted Amount, upon payment of which no further payments will be due to the Purchasers or the Purchaser Representative under the Purchase Agreement.

The description of the Purchase Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of Purchase Agreement, which will be filed as an exhibit to a subsequent periodic report of the Company.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference here.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BridgeBio Pharma, Inc.

Date:	July 1, 2025	By:	/s/ Damian W. Wilmot
Name: Damian W. Wilmot Title: Chief Legal Officer and Secretary